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                                                                    EXHIBIT 10.2

                         FOUNDERS' EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of October ______, 2002, is by and between Patron Systems, Inc., a Delaware corporation ("Company") and Patrick J. Allin ("Executive").

         WHEREAS, the Executive is currently serving as Chairman of the Board of Directors and Chief Executive Officer of the Company; and

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Executive with the Company.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

         1. Employment. From October 1, 2002 through the Term (defined below), the Executive is employed as Chairman of the Board of Directors and Chief Executive Officer of the Company and of any subsidiary or other affiliate that it may require. The Executive shall render executive, policy and other management services to the Company and its subsidiaries/affiliates of the type customarily performed by persons serving in similar executive officer capacities. The Executive shall devote substantially all of his working time and his best efforts to the Company and his position, which shall include such duties as the Board of Directors of the Company ("Board") may from time to time reasonably direct that are reasonably consistent with the Executive's education, experience and background. During the Term, there shall be no material increase or decrease in the duties and responsibilities of the Executive otherwise than as provided herein, unless the parties otherwise agree in writing.

         2. Compensation.

            (a) Salary. The Company agrees to pay the Executive a minimum base salary of $360,000 per annum, less applicable taxes and withholdings for the first year of the Term; $420,000 per annum, less applicable taxes and withholdings for the second year of the Term; and $480,000 per annum, less applicable taxes and withholdings for the third year of the Term. The salary under this Section 2(a) shall be payable to the Executive not less frequently than monthly. The Executive shall not be entitled to receive additional compensation for serving as a director of the Company or of any subsidiary or affiliate of the Company or for serving as a member of any such board of directors.

            (b) Annual Bonus. In addition to his salary under Section 2(a) above, during the Term, the Company may pay to the Executive an annual bonus of 50-100 percent of his salary under such subsection, subject to financial performance criteria as established by the Board of Directors' Compensation Committee ("Compensation Committee"), in its sole discretion ("Annual Bonus"). The Annual Bonus shall be payable in April following each calendar year during the Term and shall be prorated for any partial years.




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


         3. Discretionary and Performance Incentive Bonuses. During the Term, the Executive shall be entitled to participate in an equitable manner with all other Executive Employees in such discretionary bonuses as may be authorized, declared and paid by the Compensation Committee to its Executive Employees. The term "Executive Employee" includes the Chairman of the Board/Chief Executive Officer, the President of the Software Products Division, and the President of the Services Division. The Company may adopt an incentive bonus plan providing for the payment of annual performance incentive bonuses to the Executive and other Executive Employees based upon the increase in the Company's operating profit or other appropriate performance objectives. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to participate in such bonuses.

         4. Insurance, Retirement and Employee Benefit Plans, Fringe Benefits; Business Expenses.

            (a) Other Benefits and Perquisites. During the Term, the Executive shall be entitled to participate in an equitable manner in any plan of the Company relating to stock options, restricted stock, employee stock purchase or ownership, pension, thrift, profit sharing, group life insurance, medical coverage, education or other retirement or employee benefit plans or arrangements that the Company has adopted or may adopt for the benefit of its employees or Executive Employees. The Executive shall also be entitled to participate in, or enjoy the benefit of, any other fringe benefits or perquisites that are now or may be or become applicable to the Company's Executive Employees. The Company reserves the right to modify or terminate any such benefit at any time.

            (b) Business Expenses. During the Term, the Company shall promptly reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services for the Company, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

         5. Term. The initial term of employment under this Agreement shall be from October 1, 2002 until the third anniversary of such date ("Term") unless the Executive's employment terminates earlier pursuant to Section 7 below. Upon expiration of the Term, the term of employment may be renewed upon written agreement of the parties.

         6. Vacations. The Executive shall be entitled to an annual paid vacation of at least six weeks per year or such longer period as the Board may approve. The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

         7. Termination of Employment. The Executive's employment may be terminated under the following circumstances:

            (a) Expiration of Term. The Executive's employment will terminate if the Term provided for under Section 5 expires without written agreement of both parties to renew the Term.

            (b) Death. The Executive's employment shall terminate upon his death.

            (c) Incapacity. If the Executive is unable to perform his duties under this Agreement for medical reasons for a continuous period of six months, even with reasonable accommodation, the Executive will be deemed to have terminated his employment.

            (d) Termination of Employment by the Company. The Company may terminate the Executive's employment at any time with or without Cause; provided that the Executive may be terminated for Cause under Sections 7(d)(1) or (4) only if the Company has given the Executive notice of such failure or breach, stating that such failure or breach will be grounds for termination for Cause, if the Executive fails to cure such failure or breach within 30 days following receipt of such written notice. For all purposes under this Agreement, "Cause" shall mean:




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             (1) the willful failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's inability to perform such duties as a result of physical or mental illness or incapacity);

             (2) an act or omission by the Executive that constitutes gross misconduct, moral turpitude or fraud;

             (3) willful misconduct by the Executive that causes substantial and material injury to the business and operations of the Company, the continuation of which, in the reasonable judgment of the Board, will continue to substantially and materially injure the business and operations of the Company in the future;

             (4) a material breach of any duty owed to the Company, including but not limited to the duties of loyalty and confidentiality; or

             (5) a conviction of, or a plea of "guilty" or "no contest" to, a felony.

No act or failure to act shall be considered "willful" for this purpose unless done, or omitted to be done, by the Executive other than in good faith and other than with a reasonable belief that his action or omission was in the best interests of the Company. The Executive shall not be deemed to have been terminated for Cause unless the Executive shall have been provided with a Notice of Termination as defined in Section 7(f).

         (e) Termination by the Executive.

             (1) The Executive may terminate his employment (A) for Good Reason, provided that he may resign with Good Reason only if he provides notice of such reason for resignation to the Company stating that such reason will be grounds for resignation with Good Reason, if the Company fails to cure such reason within 30 days following receipt of such notice or
         (B) for any other reason by giving 120 days prior written notice to the Company. The Company may, in its sole discretion, terminate the Executive's employment at any time during the 120 day notice period, provided it pays the Executive the equivalent of the Executive's salary for the remainder of the notice period.

             (2) For this purpose, "Good Reason" shall mean (A) the assignment to the Executive of any duties inconsistent with the Executive's status as Chairman of the Board and Chief Executive Officer of the Company or any substantial adverse alteration in the nature or status of the Executive's responsibilities; (B) any change in the Executive's reporting responsibility such that the Executive is required to report other than exclusively to the Board; (C) any purported termination of the Executive's employment by the Company that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7(f) hereof, or (D) any other failure by the Company to comply with any material provisions of this Agreement which failure continues for more than ten (10) days after written notice of such noncompliance from the Executive.

         (f) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 7(b) or 7(c) hereof) shall be communicated to the other party by a written Notice of Termination. Any Notice of Termination given by a party shall specify the particular termination provision of this Agreement relied upon by such party and shall set forth in reasonable detail the facts and circumstances relied upon as providing a basis for the termination under the provision so specified. If the Company terminates the Executive's employment, the written Notice of Termination must be communicated to the Executive by the Board.

         (g) Termination Date. The Termination Date shall mean (1) if the Term ends, the last day of the Term; (2) if the Executive's employment is terminated by his death, the date of his death; (3) if the Executive's employment is terminated by Incapacity, the date six months after the Executive first becomes incapacitated; (4) if the Executive resigns for Good Reason, 30 days following the Company's receipt of the Executive's Notice of



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Termination, if the Company fails to cure; (5) if the Executive resigns without
Good Reason, 120 days after he provides written notice to the Company of such resignation; (6) if the Executive's employment is terminated by the Company for Cause, the date specified in the Notice of Termination; or (7) if the Executive's employment is terminated without Cause, sixty (60) days following the date on which the Notice of Termination is given. The Company may, in its sole discretion, terminate the Executive's employment at any time during any of the notice periods specified in this section, provided it pays the Executive the equivalent of the Executive's salary for the remainder of the notice period.

         8. Compensation Upon Termination of Employment.

             (a) Termination because of Death. If the Executive dies during the Term, the Company shall pay to the Executive his salary through the Termination Date, his accrued, unused vacation and a pro rata portion of the amount of the Annual Bonus that the Executive received for the calendar year prior to the calendar year in which the Termination Date occurs, which shall be paid on the Company's normal bonus payment schedule. If the Executive dies prior to January 1, 2003, the Annual Bonus for the first calendar year shall be deemed to be 50 percent of the Executive's salary at the time of the Executive's death. The Company shall have no further obligation to the Executive hereunder.

             (b) Expiration of Term. If the Term expires without renewal:

                 (1) The Company shall pay the Executive his salary through the Termination Date and a pro rata portion of the Annual Bonus (based upon the bonus paid for the calendar year prior to the calendar year in which the Termination Date occurs) and all other accrued but unpaid amounts to which the Executive is entitled as of the Termination Date, including, without limitation, any pro rata performance incentive bonus and all accrued, unused vacation time; and

                 (2) In exchange for the release provided for in Section 8(e)(2), the Company shall pay the Executive the benefits set forth in Sections 8(e)(2) and (3), except that for purposes of this Section, the payments provided for in Section 8(e)(2)(i) shall be for two (2) years, not three (3) years.

             (c) Termination for Cause or Resignation Without Good Reason. If during the Term the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay to the Executive his salary through the Termination Date. The Company shall have no further obligation to the Executive hereunder.

             (d) Termination because of Incapacity. If during the Term the Executive's employment is terminated by the Company because of Incapacity under
Section 7(c) hereof, the Company shall pay the Executive an annual disability benefit equal to the amount by which (1) the sum of 60 percent of his salary at the rate in effect under Section 2(a) hereof on the Termination Date and 60 percent of the bonus amount specified in Section 2(b) hereof (based upon the bonus paid for the calendar year prior to the calendar year in which the Termination Date occurs) exceeds (2) the amount of the long term disability benefit that is payable to the Executive under any policy of disability insurance provided for the Executive by the Company at its expense. The disability benefit shall be paid for such period as is determined by the Board for Executive Employees but shall not be less than three (3) years from the Termination Date.

             (e) Termination without Cause or with Good Reason. If during the Term the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, then:

                 (1) The Company shall pay the Executive his salary through the Termination Date and a pro rata portion of the Annual Bonus (based upon the bonus paid for the calendar year prior to the calendar year in which the Termination Date occurs) and all other accrued but unpaid amounts to which the Executive is entitled as of the Termination Date, including, without limitation, any pro rata performance incentive bonus and all accrued, unused vacation time. If the Executive's employment is terminated



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         without Cause or he resigns with Good Reason prior to January 1, 2003, the Annual Bonus for the first calendar year shall be deemed to be 50 percent of the Executive's salary at the time of the Termination Date;

                 (2) If within forty-five (45) days of the Executive's Termination Date the Executive signs a release of any and all claims in the form provided by the Company, the Company will pay the Executive, less applicable taxes and withholdings: (i) the Executive's then current salary, plus an additional ten (10) percent, for three (3) years; (ii) an amount equal to the Executive's Annual Bonus (based upon the bonus paid for the calendar year prior to the calendar year in which the Termination Date occurs) for each of the years during which the Executive receives payments under Section 8(e)(2)(i); and (iii) the maximum bonus amount that could have been paid to the Executive under any performance incentive bonus plan that the Compensation Committee has established under Section 3 for the year in which the Termination Date occurs. If the Executive's employment is terminated without Cause or he resigns with Good Reason prior to January 1, 2003, the Annual Bonus for the first calendar year shall be deemed to be 50 percent of the Executive's salary at the time of the Termination Date. The payments under Section 8(e)(2) shall be paid on the same schedule as if the Executive were still employed by the Company. No payments under
         Section 8(e)(2) shall be made until the later of (a) the first pay period following the Executive's Termination Date or (b) ten (10) days after the Executive delivers the signed release to the Company.

                 (3) In addition to the payments provided for in Section 8(e)
         (2), and in exchange for the release referenced in Section 8(e)(2):

                           (i) the Executive shall be continued on the Company's health insurance plan for the remainder of the Term, unless such continuation is not permissible under the terms of the health insurance coverage. In the event such coverage is not permissible, the Company will pay the Executive's COBRA premiums (at the level of coverage the Executive had prior to the Termination Date) if the Executive elects and is eligible for such coverage. In the event that the Executive obtains COBRA coverage and that coverage terminates prior to the end of the Term and the Executive has not obtained other employment, the Company will pay the reasonable cost of the Executive's health insurance coverage (at the level of coverage the Executive had prior to the Termination Date) from the end of the COBRA coverage period to the end of the Term; and

                           (ii) all insurance or other provisions for indemnification, defense or hold-harmless of officers or directors of the Company that are in effect on the date the Notice of Termination is sent to the Executive, or on the date the Executive's resignation for Good Reason becomes effective (as applicable), shall continue for the benefit of the Executive with respect to all of his acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all periods of limitation against action which may be applicable to such acts or omissions.

                 (4) The severance payments provided for in Section 8(e)(2) shall not be reduced by any compensation or benefits that the Executive may receive for other employment with another employer or through self-employment after termination of employment with the Company.

         (f) Cost of Enforcement. In the event the employment of the Executive is terminated by the Company because of Incapacity or without Cause, or by the Executive for Good Reason, and the Company fails to make timely payment of the amounts owed to the Executive under this Agreement, the Executive shall be entitled to reimbursement for all reasonable costs, including attorney's fees, incurred by the Executive in taking action to collect such amounts or otherwise to enforce this Agreement, plus interest on such amounts at the rate of one percent above the prime rate (defined as the base rate on corporate loans at large U.S. money center commercial banks as published by The Wall Street Journal), compounded monthly, for the period from the Termination Date until payment is made to the Executive. Such reimbursement and interest shall be in addition to all rights to which the Executive is otherwise entitled under this Agreement.





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           (g) Parachute Payment Gross-Up. In the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8(g)) (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive within 10 days following such determination or such incurrence, as the case may be, an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations to be made pursuant to this Section 8(g), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the Company's public accounting firm upon the request of the Company or the Executive. All fees and expenses of such public accounting firm shall be borne by the Company.

         9. Confidentiality. In consideration of the willingness of the Company to employ the Executive and the compensation to be paid and benefits to be received therefore, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Executive agrees as follows:

            (a) The Company Owns All of the Executive's Work. All improvements, discoveries, inventions, designs, documents, literary works (including but not limited to books, articles and white papers), licenses and patents, or other data devised, conceived, made, developed, obtained, filed, perfected, acquired, or first reduced to practice, in whole or in part, or in the regular course of employment by the Executive during the period of the Executive's employment, and related in any way to the business, including development and research, of the Company or any subsidiary or affiliate engaged in business substantially similar to that of the Company shall be promptly disclosed to the Company (collectively, "Works"). The Executive hereby assigns and transfers to the Company all of his right, interest and title thereto, and such Works shall become the property of the Company. During the Term and at any time thereafter, upon request of the Company, the Executive will join and render assistance in any proceedings and execute any papers necessary to file and prosecute applications for, and to acquire, maintain and enforce, letters, patent trademarks, registrations and/or copyrights, both domestic and foreign, with respect to such improvements, discoveries, inventions, designs, documents, licenses and patents, or other data as required for vesting and maintaining title to same in the Company. This
Section 9(a) does not apply to Works when all of the following criteria are met:
(i) no equipment, supplies, facilities, or Confidential and Proprietary Information of the Company was used in developing the Works or in applying for or obtaining a patent or copyright; (ii) the Work was developed entirely on the Executive's own time; (iii) the Work does not relate directly to the business of the Company or to the Company's actual or demonstrably anticipated research or development; and (d) the Work does not result from any work performed by the Executive for the Company or at the request of the Company.

            (b) Non-Disclosure of Confidential Information. The Executive agrees and acknowledges that the term "Confidential and Proprietary Information" shall mean any and all information which the Executive learns as a result of his employment with the Company and which is not in the public domain, in any form, emanating from or relating to the Company and its subsidiaries and affiliates, including, but not limited to, trade secrets, technical information, costs, designs, drawings, processes, systems, methods of operation and procedures, formulae, test data, know-how, improvements, price lists, financial data, code books, invoices and other financial statements, computer programs, discs and printouts, sketches, and plans (engineering, architectural or otherwise), employees' and consultants' benefits, perquisites, salaries, stock options, compensation, formulas or bonuses, and their non-business addresses and telephone numbers, organizational structure and reporting relationships, customer lists, telephone numbers, names, addresses, information about equipment and processes (including specifications and operating manuals), or any other compilation of information written or unwritten that is used in the business of the Company or any subsidiary or affiliate that gives the Company or any subsidiary or affiliate any opportunity to obtain an advantage over competitors of the Company who do not know or use such information. The Executive agrees and acknowledges that all Confidential and Proprietary Information, in any form, and all copies and extracts



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thereof, is and are and shall remain the sole and exclusive property of the
Company and, upon termination of his employment with the Company, the Executive hereby agrees to return to the Company the originals and all copies of any Confidential and Proprietary Information provided to or acquired by the Executive during the period of his employment. Except as ordered by a court of competent jurisdiction, the Executive expressly agrees never to disclose to any person (except to other Company employees, and then only on a "need to know" basis) or entity any Confidential and Proprietary Information either during the Term or at any time after termination of his employment, except with the express written authorization and consent of the Company.

            (c) Customer's Information. The Executive understands and acknowledges that each customer of the Company or its subsidiaries or affiliates may disclose information that will be within the Company's control in connection with the Company's furnishing of services to its customer. The Executive covenants and agrees to hold such information in the strictest confidence and shall treat such information in the same manner and be obligated by the provisions of this Agreement as if such information were Confidential and Proprietary Information, as defined in Section 9(b) hereof.

         10. Covenant Not to Compete. During the Executive's employment and for a period of two (2) years after the termination of the Executive's employment for any reason (except that the period shall be three (3) years if the Executive is receiving benefits under Section 8(e)), the Executive shall not directly or indirectly own, manage, operate, control or be employed by or participate in the ownership, management, operation or control of any business that is engaged in an information security business (including the development, marketing and sale of information security-related software, professional services, technology or products) within the geographical area in which, as of the Termination Date, the Company is actively marketing or has made a significant investment in time and money to prepare to market its products or services within the six (6) month period after the Termination Date. The Executive shall not, during the Term, have any other paid employment other than with a subsidiary or affiliate of the Company, except with the prior approval of the Board.

         11. Non-Solicitation. During the Executive's employment and for a period of two (2) years following the termination of the Executive's employment for any reason (except that the period shall be three (3) years if the Executive is receiving benefits under Section 8(e)) ("Restricted Period") the Executive will not, except with prior written approval of the Board, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity:

             (a) hire or attempt to solicit for hire, or encourage to end their relationship with the Company, any persons who have been employed by the Company at any time within the three (3) months prior to such action ("Covered Employee"). If during the Restricted Period any Covered Employee accepts employment with any person, company, employer or other entity of which the Executive is an officer, director, employee, partner, shareholder (other than of less than 5% of the stock in a publicly traded company) or joint venture, it will be presumed that the Covered Employee was hired in violation of this provision ("Presumption"). This Presumption may only be overcome by the Executive showing by a preponderance of the evidence that the Executive was not directly or indirectly involved in hiring, soliciting or encouraging the Covered Employee to leave employment with the Company;

             (b) sell or otherwise provide, or solicit for the purposes of selling or otherwise providing, information security-related services or products that are similar or related to those sold by the Company as of the Termination Date to any person or entity that has within the twelve (12) months preceding the Termination Date purchased any such services or products from the Company and with whom the Executive had direct contact on behalf of the Company during that time.

         12. Amendments or Additions: Action by Board. No amendments or additions to the Agreement shall be binding unless in writing and signed by all parties hereto. The prior approval by a majority affirmative vote of the full Board shall be required in order for the Company to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement including any Notice of Termination.




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         13. Miscellaneous.

             (a) Notices. Any notice required or permitted hereunder shall be given in writing and shall be personally delivered or mailed by first class registered or certified mail, postage prepaid, return-receipt-requested, or transmitted by facsimile. If notice is to be sent to the Company, it will be sent to:

Mr. Robert E. Yaw II
The Oaks
227 St. James Park
Osprey, FL  34229
Fax: (941) 966-2541

If notice is to be sent to the Executive, it will be sent to:

Mr. Patrick J. Allin
311 Belle Foret Drive
Lake Bluff, IL  60044
Fax: (847) 295-7335

Each notice or communication that shall have been transmitted in the manner described above, or that shall have been delivered to a telegraph company, shall be deemed sufficiently given, served, sent or received at such time as it is sent to the addressee (with the return receipt, delivery receipt or (with respect to a telex) the answer back being deemed conclusive, but not exclusive, evidence of such sending) or at such time as delivery is refused by the addressee upon presentation.

             (b) Severability. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any law, statute, ordinance, order or regulation, the latter shall prevail, but in such event any necessary action will be taken to bring it within applicable legal requirements. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected by such a holding.

             (c) Dispute Resolution. The Executive and the Company agree that any dispute between the Executive and the Company will be finally resolved by binding arbitration in accordance with the Federal Arbitration Act ("FAA"). The Executive and the Company agree to follow the Dispute Resolution Procedures set forth in Attachment A to this Agreement.

             (d) Complete Agreement. This Agreement, including the attachment hereto, contains the entire agreement and understanding between the parties relating to the subject matter hereof, and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, relating to the subject matter hereof.

             (e) Successors or Assigns. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, consolidation or similar event and any assignee of all or substantially all of its business assets, but except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or the Executive. Notwithstanding the foregoing, in the event of the death of the Executive all rights to receive payments hereunder shall become rights of the Executive's estate.

             (f) Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

             (g) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State where the Executive is employed without regard to principles of conflict of laws.



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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement on the day and year first above written.


         PATRON SYSTEMS, INC.                 EXECUTIVE


         By:
            -----------------------------        -----------------------------

























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                                  ATTACHMENT A

                          DISPUTE RESOLUTION PROCEDURES

The parties agree to make a good faith effort to informally resolve any dispute before submitting the dispute to arbitration in accordance with the following procedures:


A. The party claiming to be aggrieved shall furnish to the other a written statement of the grievance, all persons whose testimony would support the grievance, and the relief requested or proposed. The written statement must be delivered to the other party within the time limits for bringing an administrative or court action based on that claim.

B. If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within 30 days and the aggrieved party wishes to pursue the issue, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the parties. The Company will pay the mediator's fee.

C. If mediation does not produce a resolution of the dispute and either party wishes to pursue the issue, that party shall request arbitration of the dispute by giving written notice to the other party within 30 days after mediation. The parties will attempt to agree on a mutually acceptable arbitrator and, if no agreement is reached, the parties will request a list of nine arbitrators from the American Arbitration Association and select by alternately striking names. The arbitration will be conducted consistent with the American Arbitration Association's National Rules for Resolution of Employment Disputes ("Rules") that are in effect at the time of the arbitration. If there is any conflict between those Rules and the terms of the Employment Agreement ("Agreement"), including all attachments thereto, the Agreement will govern. The arbitrator shall have authority to decide whether the conduct complained of under Subsection (a) above violates the legal rights of the parties. In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and any decision must be supported by written findings of fact and conclusions of law. The arbitrator's findings of fact must be supported by substantial evidence on the record as a whole and the conclusions of law and any remedy must be provided for by and consistent with the laws of the State where the Executive is employed and federal law. The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement. The Company will pay the arbitrator's fee.

D. Arbitration shall be the exclusive means for final resolution of any dispute between the parties, except 1) for workers' compensation and unemployment claims and 2) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury, including but not limited to an alleged or threatened breach of Sections 9-11 of the Agreement. Injunctive relief may be sought from any court of competent jurisdiction located in the State where the Executive is employed.






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